Exhibit 5.1

October 13, 2017

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Ladies and Gentlemen:

We have acted as counsel to Eagle Bancorp Montana, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) by the Company pursuant to the underwriting agreement, dated as of October 11, 2017 (the “Underwriting Agreement”), among the Company, Opportunity Bank of Montana and D.A. Davidson & Co., for itself and as representative of the several underwriters named therein (together, the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 1,050,000 shares of the Company’s Common Stock and, at the option of the Underwriters, to purchase up to 139,041 additional shares of Common Stock (collectively, the “Shares”). The Shares are being offered and sold by the Company pursuant to a prospectus supplement dated October 11, 2017, and the accompanying base prospectus dated April 28, 2017 (together, the “Prospectus”), that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-216983) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Bylaws of the Company, as amended; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Eagle Bancorp Montana, Inc.

October 13, 2017

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued, delivered, and paid for in the manner and in accordance with the terms set forth in the Registration Statement, the Prospectus, and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Nixon Peabody LLP